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SIGN-ON BONUS AGREEMENT
This Sign-On Bonus Agreement (the “Agreement”) is entered into by and between Advanced Micro Devices, Inc. (including its affiliated companies) (“AMD”) and Rick Bergman (“Employee”) (collectively, the “Parties”). Employee may not amend or revise anything in this Agreement without express written consent and agreement of AMD.

1.     Sign-On Bonus.  AMD agrees to pay Employee a one-time Sign-On Bonus of $500,000 USD (“Bonus”), within thirty (30) days of Employee’s first day of work for AMD (“Hire Date”) and subject to all required taxes and withholdings.   The Parties agree that the Bonus is an unvested wage advance upon receipt that Employee will earn in its entirety by remaining employed by AMD for 24 months following the Bonus payment date.
2.     Repayment of Bonus.  Employee agrees to repay to AMD all or a prorated amount of the Bonus, according to the following terms:

a.
Repayment Due to Termination of Employment.  If Employee’s employment with AMD terminates less than 13 full months after the Bonus payment date, Employee agrees to repay one hundred percent (100%) of the Bonus. If Employee’s employment with AMD terminates at least 13 full months after the Bonus payment date, but less than 24 full months after the Bonus payment date, Candidate agrees to repay the full amount of the Bonus, less eight point thirty-three percent (8.33%) for each full month of employment completed after the twelfth month of employment. Employee agrees that repayment obligations under this Agreement are not reduced by completion of partial months of employment other than as stated in this paragraph. Employee further agrees that Employee will repay the Bonus by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination, or on the date notice of resignation is provided, whichever is earlier.

b.
Repayment Forgiveness.  AMD agrees to forgive any repayment due AMD under this Agreement where AMD terminates Employee’s employment due to a company- or department-wide reduction-in-force.  AMD may also, in its sole discretion, forgive any repayment due AMD under this Agreement under circumstances of an extraordinary or unavoidable nature.  The Parties agree that Employee’s voluntary termination of his/her employment, or AMD’s termination of Employee’s employment for any reason other than those stated in this section 2(b), are not conditions requiring forgiveness of any repayment due AMD under this Agreement.

3.     No Guarantee of Continued Employment.  Nothing in this Agreement guarantees employment for any period of time.
4.     Consent to Offset.  Employee agrees that any repayment due AMD under this Agreement may be deducted to the extent permitted by law from any amounts due Employee from AMD at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).
5.     Acknowledgements and Integration.  Employee understands he has the right to discuss this Agreement with any individual, and that to the extent desired, he has availed himself of this opportunity. Employee further acknowledges that he has carefully read and fully understands the provisions of this Agreement, and that he is voluntarily entering into it without any duress or pressure from AMD. Employee also understands and acknowledges that this Agreement is the entire agreement between him and AMD with respect to this subject matter, and Employee acknowledges that AMD has not made any other statements, promises or commitments of any kind (written or oral) to cause Employee to agree to the terms of this Agreement.
6.     Severability.  The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

Signature ___/s/Rick Bergman__________________________________
Date ___August 1, 2019____________________

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